Exhibit 10.26

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of December 16, 2004 (the “Effective Date”), by and between Global Power Equipment Group Inc., a Delaware corporation (the “Company”), and Reynolds Alain Brousseau (the “Executive”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in Section 1 of this Agreement.

WHEREAS, the Company and the Executive desire to enter into an agreement regarding the employment by the Company of the Executive effective as of the Effective Date; and

WHEREAS, the Executive is entrusted with knowledge of the particular business methods of the Company and its Subsidiaries and is trained and instructed in the particular operation methods of the Company and its Subsidiaries, and the relationship between the Company and the Executive is one in which the Company places special trust and confidence in the Executive.

NOW, THEREFORE, in consideration of employment and in further consideration of these mutual covenants and agreements, the parties hereto, each intending to be bound, covenant and agree as follows:

1. Definitions. As used herein, the following terms shall have the following meanings:

“Additional Employment Term” has the meaning set forth in Section 2(d)(i) of this Agreement.

“Affiliate” means, when used with reference to a specified Person, any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). With respect to any Person who is an individual, “Affiliates” shall also include, without limitation, any member of such individual’s Family Group.

“Base Salary” has the meaning set forth in Section 2(c)(i) of this Agreement.

“Benefits” has the meaning set forth in Section 2(c)(ii) of this Agreement.

“Board” means the Company’s Board of Directors.

“Bonus” means awards under the MIC Plan or a New MIC Plan.

“Bonus Year” means an annual bonus period under the MIC Plan or a New MIC Plan.

“Businesses” has the meaning set forth in Section 5(a) of this Agreement.

“Cause” means the occurrence of any one of the following as determined by the Board: (i) a material breach of the Executive’s covenants under Section 4 or Section 5 of this Agreement; (ii) the commission by the Executive of a felony, or any crime involving theft, dishonesty or moral turpitude; (iii) the commission by the Executive of act(s) or omission(s) which are willful and deliberate acts intended to harm or injure the business, operations, financial condition or reputation of the Company or any Affiliate of the Company; (iv) the Executive’s disregard of the directives of the Board; (v) the Executive’s drunkenness or use of drugs which interferes with the performance of the Executive’s duties under this Agreement, which drunkenness or use of drugs continues after receipt of notice to the Executive from the Company of his violation of this provision; or (vi) any attempt by the Executive to secure any personal profit in connection with the business of the Company unless given prior written approval by unanimous consent of the Board.

“Confidential Information” has the meaning set forth in Section 4(a)(i) of this Agreement.

“Disability” means the inability, due to illness, accident, injury, physical or mental incapacity or other disability, of the Executive to carry out effectively his duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period of at least 90 consecutive days or for shorter periods aggregating at least 150 days (whether or not consecutive) during any twelve-month period, as determined in the judgment of the Board.

“Effective Date” has the meaning set forth in the opening paragraph of this Agreement.

“Employment Period” has the meaning set forth in Section 2(d)(ii) of this Agreement.

“Employment Term” has the meaning set forth in Section 2(d)(i) of this Agreement.

“Family Group” means, with respect to any Person who is an individual: (i) such Person’s spouse, former spouse and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing persons (collectively, “relatives”) or (ii) the trustee, fiduciary or personal representative of such Person and any trust solely for the benefit of such Person and/or such Person’s relatives.

“Geographical Area” has the meaning set forth in Section 5(a) of this Agreement.

“Good Reason” for resignation by the Executive means his resignation because of: (i) a reduction in the annual base salary of the Executive, a material reduction in the employee benefits granted to the Executive, or a reduction in the Executive’s percentage participation in the MIC Plan prior to the approval and adoption of a New MIC Plan or a reduction in the Executive’s percentage participation in any New MIC Plan from the percentage previously awarded to the Executive if and when a New MIC Plan is approved and adopted, (ii) a material modification to the Company’s and its Subsidiaries’ Management Incentive Compensation Plan as in effect on the date hereof which adversely affects the determination of the Executive’s bonus with respect to the 2005 calendar year or thereafter if such Management Incentive Compensation Plan continues to be in effect for any calendar year after the 2005 calendar year unless such modification is generally applicable to all participants in the such Management Incentive Compensation Plan and such modification has been approved by (x) if the Board has less than three Management Board Members, then all such Management Board Members or (y) if the Board has three or more Management Board Members, then any two of such Management Board Members, (iii) a material modification to the MIC Plan or a New MIC Plan, which modification adversely affects the determination of the Executive’s bonus for any calendar year for which the MIC Plan or such New MIC Plan is applicable, unless such modification is generally applicable to all participants in the MIC Plan or such New MIC Plan and such modification has been approved by (x) if the Board has less than three Management Board Members, then all such Management Board Members or (y) if the Board has three or more Management Board Members, then any two of such Management Board Members, (iv) a requirement that the Executive be based at any office or location more than 50 miles from Tulsa, Oklahoma, (v) a removal of the Executive as President and Chief Operating Officer of the Company by action of the Board, or (vi) an assignment, by action of the Board, to the Executive of any duties and responsibilities that are substantially inconsistent with or materially diminish the Executive’s position, in each case, other than with the consent of the Executive.

“Initial Employment Period” has the meaning set forth in Section 2(d)(i) of this Agreement.

“Management Board Member” means any member of the Board who is also a full-time employee of the Company or any of its Subsidiaries.

“MIC Plan” means the Company’s and its Subsidiaries’ Management Incentive Compensation Plan for the 2005 calendar year and thereafter until a New MIC Plan is approved and adopted.

“New MIC Plan” means the Company’s and its Subsidiaries’ Management Incentive Compensation Plan approved and adopted by the Board to be effective for any calendar year after 2005.

“Noncompete Period” has the meaning set forth in Section 5(a) of this Agreement.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Post-Termination Period” has the meaning set forth in Section 5(a) of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director, manager or a general partner of such partnership, limited liability company, association or other business entity.

“Termination Date” means the date that the Executive ceases to be employed by the Company or any of its Subsidiaries for any reason.

“Work Product” has the meaning set forth in Section 3 of this Agreement.

2. Employment.

(a) Employment. The Company agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the Employment Period (as herein defined).

(b) Positions and Duties.

(i) Commencing on the date hereof and continuing during the Employment Period, the Executive shall serve as an employee and the President and Chief Operating Officer of the Company under the supervision and direction of the Board and shall have the normal duties, responsibilities and authority of President and Chief Operating Officer of a corporation and such other duties as shall be assigned to the Executive by the Board from time to time.

(ii) The Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity which does not constitute Disability) to the business and affairs of the Company. The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. The foregoing shall not preclude the Executive from devoting reasonable time to civic and charitable affairs and with the consent of the Board serving on a maximum of one board of a for-profit entity other than the Board or the board of directors of any Subsidiary of the Company, provided that such activity does not interfere in any material respect with the performance of his duties hereunder. The Executive shall perform all services in accordance with the policies, procedures and rules established by the Company. In addition, the Executive shall comply with all laws, rules and regulations that are generally applicable to the Company, its Subsidiaries and their employees, directors and officers.

(c) Base Salary and Benefits.

(i) Base Salary. During the Employment Period, the Executive’s base salary shall be in an amount set by the Board, but under no circumstances will be less than $260,000 per annum (the “Base Salary”), which salary shall be paid by the Company in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding. On an annual basis, the Board shall review and determine the appropriateness of an increase in the Base Salary as in effect as of the date of such review.

(ii) Benefits. During the Employment Period, in addition to the Base Salary payable to the Executive pursuant to Section 2(c)(i) hereof, the Executive shall be entitled to participate in the following employee benefit programs, plans and policies (collectively, the “Benefits”):

(A) The employee benefit programs (including, but not limited to, option plans and benefit programs which provide group pension, life and health insurance and other medical benefits) that the Company, with the approval of the Board, now or hereafter makes available generally to its management as well as the employee benefits listed on Exhibit A hereto; provided that any awards under any option plans shall be set by the Board, in its sole discretion;

(B) During calendar year 2005 and thereafter, the MIC Plan or any New MIC Plan, with any awards thereunder to be set by the Board at a level of no less than a 55% target bonus (with the actual bonus ranging from 0% to 200% of such target), it being understood and agreed that if the MIC Plan or a New MIC Plan is not in place during any calendar year, the Executive will have substantially the same bonus opportunities as existed under the MIC Plan or a New MIC Plan during the prior calendar year; and

(C) The Company’s Club Membership Policy (including without limitation payment of an initiation fee and the monthly fees of a country club located in Oklahoma of the Executive’s choice).

(iii) Expenses. The Company shall reimburse the Executive for all reasonable and necessary business expenses incurred by the Executive in performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses subject to the Company’s receipt of supporting documentation in accordance with the Company’s customary reporting and documentation provisions.

(iv) One-Time Payment. The Company shall pay to the Executive the amount of $30,000 (less customary withholdings) as consideration to Executive for entering into this Agreement.

(v) Relocation Expenses. The Company shall reimburse the Executive for the following expenses incurred by the Executive in connection with the relocation of the Executive and his family to Tulsa, Oklahoma, subject to the Company’s receipt of supporting documentation in accordance with the Company’s customary reporting and documentation provisions: (A) moving expenses (limited to the lower of two bids obtained by the Executive from licensed household moving firms), (B) reasonable expenses for transportation, meals and lodging for up to seven days for one round trip by the Executive and his family members in order to search for a residence in Tulsa, Oklahoma, (C) reasonable expenses for transportation, meals and lodging incurred while the Executive and his family members are in-transit to Tulsa, Oklahoma, (D) up to 90 days of reasonable temporary lodging and meal expenses in the Tulsa, Oklahoma area prior to the Executive’s occupancy of a residence in such area, and (E) the following expenses incurred in connection with any new home purchase in the Tulsa, Oklahoma area: (I) legal fees for the title search and title opinion and representation at closing not to exceed the local prevailing rate, (II) state or local transfer taxes normally charged to the buyer, (III) title insurance or abstracting fees, if required by the Executive’s lender, it being understood that title insurance purchased for the benefit of the Executive is not reimbursable, (IV) recording fees, (V) credit report, and (VI) appraisal fees charged by the Executive’s lender. The expenses provided for in this Section 2(c)(v) shall be subject to applicable federal and state taxes.

(d) Term.

(i) This Agreement is an employment contract for a term of two (2) years beginning as of the Effective Date and ending on the second anniversary of the Effective Date (the “Initial Employment Term”). At the end of the Initial Employment Term, and at the end of each Additional Employment Term (as herein defined), unless the Company (with the approval of the Board) has provided the Executive with at least sixty (60) days advance written notice, so long as the Executive continues to be employed by the Company, this employment contract shall automatically renew for a term of one (1) year (each such additional term, an “Additional Employment Term”). The Initial Employment Term and each Additional Employment Term shall be referred to herein as an “Employment Term.” Notwithstanding the foregoing, each Employment Term is subject to early termination (x) by reason of the Executive’s death or Disability, (y) by resolution of the Board with or without Cause, or (z) upon the Executive’s voluntary resignation with or without Good Reason. For all purposes under this Agreement, a delivery of a notice by the Company to the Executive pursuant to this Section 2(d)(i) to avoid an Additional Employment Term shall be treated as if an Employment Term has been terminated early by resolution of the Board without Cause.

(ii) The period of the Initial Employment Term together with each Additional Employment Term, if any, shall be referred to herein as the “Employment Period.” Notwithstanding any termination of the Executive’s employment by the Company (such termination, an “Employment Termination”), this Agreement shall remain a valid and enforceable contract between the parties, including without limitation Sections 3, 4 and 5 hereof.

(e) Employment Termination.

(i) If any Employment Term is terminated early by resolution of the Board with Cause or by reason of the Executive’s voluntary resignation without Good Reason, then the Executive shall be entitled to receive only all previously earned and accrued but unpaid Base Salary and vacation time up to the date of the Employment Termination (and not any accrued but unpaid Bonus as of the date of the Employment Termination).

(ii) If any Employment Term is terminated early by reason of the Executive’s death or Disability, then the Executive shall be entitled to receive only (x) all previously earned and accrued but unpaid Base Salary and vacation time up to the date of the Employment Termination, (y) if the date of the Employment Termination is 3 months after the commencement of a Bonus Year, then a portion of the Bonus earned by the Executive during such Bonus Year in which such termination occurs determined on a pro rated basis based on the number of days of the applicable Bonus Year prior to the date of the Employment Termination as compared to the number of days in such Bonus Year, which payment will be made when such Bonus for such Bonus Year would otherwise be payable and (z) any Bonus earned by the Executive during any Bonus Year which ended prior to the date of the Employment Termination and which has not been paid as of such date, which payment will be made when such Bonus for such Bonus Year would otherwise be payable.

(iii) If any Employment Term is terminated early by reason of the Executive’s voluntary resignation with Good Reason or by resolution of the Board without Cause, then, subject to the last sentence of this section (iii), the Executive shall be entitled to receive only the following: (v) all previously earned and accrued but unpaid Base Salary and vacation time up to the date of the Employment Termination, (w) his Base Salary and the Benefits marked on Exhibit A with an “#” for the twelve-month period beginning on the date of the Employment Termination; provided, however, that such twelve-month period shall be extended until the date on which the Initial Employment Term would have ended if more than twelve months remained in the Initial Employment Term on the date of the Employment Termination; provided, further, that in lieu of providing such benefits, the Company may elect to pay to the Executive the cost of premiums for such benefits, (x) the Benefits referred to in Section 2(c)(ii)(C) hereof for the three-month period beginning on the date of the Employment Termination, (y) if the date of the Employment Termination is 3 months after the commencement of a Bonus Year, then a portion of the Bonus earned by the Executive during such Bonus Year in which such termination occurs determined on a pro rated basis based on the number of days of the applicable Bonus Year prior to the date of the Employment Termination as compared to the number of days in such Bonus Year, which payment will be made when such Bonus for such Bonus Year would otherwise be payable and (z) any Bonus earned by the Executive during any Bonus Year which ended prior to the date of the Employment Termination and which has not been paid as of such date, which payment will be made when such Bonus for such Bonus Year would otherwise be payable. Notwithstanding these payments or benefits, the period for which the Executive is entitled to health care continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended, shall begin to run on the date of the Executive’s termination. As a condition to receiving any payments pursuant to this section 2(e)(iii), the Executive shall execute and deliver to the Company a general release (with ancillary covenants not to sue and other similar standard provisions) of the Company and its Affiliates and their respective officers, directors and employees from all claims of any kind whatsoever arising out of the Executive’s employment or termination thereof (including without limitation, civil rights claims), in such form as reasonably requested by the Company; provided, however, that the release will not affect any contractual rights the Executive may otherwise have under any stock option plans of the Company or option agreements thereunder; and provided further that the release shall not apply to any rights to which the Executive is entitled in accordance with plan provisions under any employee benefit plan or fringe benefit plan or program of the Company and its Affiliates.

(iv) Except as expressly provided in this Section 2(e), the Executive hereby agrees that upon and after the Employment Termination, no severance compensation of any kind, nature or amount (including by operation of law) shall be payable by the Company or any of its Subsidiaries or Affiliates to the Executive and the Executive hereby irrevocably waives any claim for severance compensation of any kind, nature or amount (including by operation of law).

(v) Except as expressly provided in this Section 2(e), upon the Employment Termination, except as required by law, all of the Executive’s rights to Benefits hereunder (if any) shall cease.

(vi) Subject to restrictive covenants contained in Section 5 hereof, the Executive may obtain other engagements or employment after the date of an Employment Termination, and any compensation received or receivable by the Executive shall not reduce any amounts which the Company is required to pay to the Executive pursuant to this Agreement.

3. Work Product. The Executive agrees that all inventions, drawings, improvements, developments, methods, processes, programs, designs and all similar or related information which relates to the Company’s or any of its Subsidiaries’ actual or anticipated business or research and development or existing or future products or services and which are conceived, developed, contributed to or made by the Executive (either solely or jointly with others) while employed by the Company or any of its Subsidiaries (“Work Product”) shall be the sole and exclusive property of the Company or any such Subsidiary. The Executive will promptly disclose such Work Product to the Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

4. Confidential Information.

(a) The Executive acknowledges:

(i) That the Work Product, artificial intelligence systems, information, customer lists, goodwill, observations and data disclosed to, developed by or obtained by him while employed by the Company or any of its Subsidiaries concerning the business or affairs of the Company or any such Subsidiary (including without limitation the Company’s and its Subsidiaries’ technology, methods of doing business and supplier and customer information) (collectively, “Confidential Information”) are highly confidential and uniquely valuable to the Company and its Subsidiaries;

(ii) That such Confidential Information is and shall continue to be the property of the Company or any such Subsidiary;

(iii) That the Company and each of its Subsidiaries has a proprietary interest in their respective Confidential Information, including without limitation the identity of their respective customers and suppliers, solicited customers, customer and supplier lists;

(iv) That the continued success of the Company and its Subsidiaries depends in large part on keeping the Confidential Information from becoming known to competitors of the Company and its Subsidiaries; and

(v) That the Company and its Subsidiaries will be irreparably harmed by disclosure of any Confidential Information.

(b) Therefore, the Executive agrees:

(i) That, during his employment and for all times thereafter, except as required by law or court order, he shall not directly or indirectly disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions to act;

(ii) To use his best efforts and diligence to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss or theft;

(iii) That upon the Employment Termination or at any other time the Company may request, for whatever reason, the Executive shall deliver (and in the event of the Executive’s death or Disability, his representative shall deliver) to the Company all computer equipment or backup files of or relating to the Company and its Subsidiaries, all memoranda, correspondence, customer data, notes, plans, records, reports, manuals, photographs, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, the Work Product or the business of the Company or any of its Subsidiaries which he may then possess or have under his control. If the Company requests, the Executive (or his representative) agrees to provide written confirmation that the Executive has returned all such materials to the Company or one of its Subsidiaries; and

(iv) That upon the Employment Termination or at any other time the Company may request, for whatever reason, the Executive shall assign all rights, title and interest in the Confidential Information, the Work Product, all computer equipment or backup files of or relating to the Company or any of its Subsidiaries, all memoranda, correspondence, customer data, notes, plans, records, reports, manuals, photographs, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, the Work Product or the business of the Company or any of its Subsidiaries which the Executive may then possess, has under his control, or has ever developed, obtained, or contributed to during his tenure with the Company.

5. Noncompete, Nonsolicitation.

(a) The Executive agrees that, during the time he is employed by the Company or any of its Subsidiaries and during any applicable Post-Termination Period (as herein defined) (the “Noncompete Period”), he shall not directly or indirectly own, operate, manage, control, participate in, consult with, advise, provide services for, or in any manner engage in any business (including by himself or in association with any person, firm, corporate or other business organization or through any other entity) in competition with, or potential competition with, the businesses of the Company or any of its Subsidiaries as such businesses (the “Businesses”) exist during the Executive’s employment by the Company, within the United States or any other geographical area in which the Company or any of its Subsidiaries engages or plans to engage in the Businesses (the “Geographical Area”). Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation. For purposes of this Section 5, “Post-Termination Period” means the twelve (12) month period beginning on the Termination Date.

(b) During the Noncompete Period, the Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or any such Subsidiary, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee thereof, including without limitation, inducing or attempting to induce any union, employee or group of employees to interfere with the business or operations of the Company or any of its Subsidiaries, (ii) hire any person who was an employee of the Company or any of its Subsidiaries at any time during the Executive’s employment period, or (iii) induce or attempt to induce any customer, supplier, distributor, franchisee, licensee or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or any such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company or any of its Subsidiaries.

(c) The Executive agrees that: (i) the covenants set forth in this Section 5 are reasonable in geographical and temporal scope and in all other respects, (ii) the Company would not have entered into this Agreement but for the covenants of the Executive contained herein, and (iii) the covenants contained herein have been made in order to induce the Company to enter into this Agreement.

(d) If, at the time of enforcement of this Section 5, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(e) The Executive recognizes and affirms that in the event of his breach of any provision of this Section 5, money damages would be inadequate and the Company would have no adequate remedy at law. Accordingly, the Executive agrees that in the event of a breach or a threatened breach by the Executive of any of the provisions of this Section 5, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

6. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, sent via a nationally recognized overnight courier, charges prepaid, or sent via facsimile. Such notices, demands and other communications will be sent to the address indicated below:

To the Company:

Global Power Equipment Group Inc.

6120 South Yale, Suite 1480

Tulsa, OK 74136

Attention: Secretary

Facsimile No.: (918) 274-2367

To the Executive:

at the Executive’s last address or facsimile

number on the records of the Company

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party; provided, that the failure to deliver copies of notices as indicated above shall not affect the validity of any notice. Any such notice, demand or other communication shall be deemed to have been received (i) when delivered, if personally delivered, or sent by nationally-recognized overnight courier or sent via facsimile or (ii) on the third business day following the date on which the piece of mail containing such notice, demand or other communication is posted if sent by certified or registered mail.

7. Miscellaneous.

(a) Warranty by the Executive. The Executive represents and warrants to the Company that he is not a party to any agreement containing a noncompetition provision or other restriction with respect to (i) the nature of any services or business which he is entitled to perform or conduct for the Company under this Agreement, or (ii) the disclosure or use of any information which directly or indirectly relates to the nature of the business of the Company or any of its Subsidiaries or the services to be rendered by the Executive under this Agreement.

(b) Severability. If any provision or clause of this Agreement, or portion thereof shall be held by any court or other tribunal of competent jurisdiction to be illegal,

invalid, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(c) Complete Agreement. This Agreement shall embody the complete agreement and understanding among the Executive, the Company and/or any of its Subsidiaries and supersedes and preempts any prior understandings, agreements or representations by or among such parties, written or oral, which may have related to the subject matter hereof in any way. This Agreement does not supersede any agreements evidencing the grant of options to the Executive under the Company’s 2001 Option Plan or any future option plan of the Company.

(d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e) Successors and Assigns, Transfer. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, heirs and assigns.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, without giving effect to any rules, principles or provisions of choice of law or conflict of laws.

(g) Remedies. The Company and the Executive will be entitled to enforce its or his respective rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees and expenses) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its or his favor. The parties hereto agree and acknowledge that the Company will suffer irreparable harm and money damages may not be an adequate remedy for any breach of the provisions of this Agreement by the Executive and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company (with the approval of the Board) and the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

GLOBAL POWER EQUIPMENT GROUP INC.

By:	/s/ Larry Edwards
Name:	Larry Edwards
Title:	Chief Executive Officer

/s/ Reynolds Alain Brousseau
Reynolds Alain Brousseau

Exhibit A

Benefits Schedule

Reynolds Alain Brousseau

#	Medical Insurance
#	Dental Insurance

Short Term Disability

Long Term Disability

Salary Continuation*

#	Life Insurance

Accidental Death & Dismemberment

#	Travel Accident Insurance

9 Paid Holidays Per Year

4 Weeks Paid Vacation Per Year

Profit Sharing Plan

401(k) Plan

Flexible Benefit Plan

Preparation of Annual Taxes

*	If disabled, the Company would pay the difference between his regular salary and the benefit Short Term Disability would pay for up to six months